EXHIBIT 4.3
WARRANT DEED (the “Warrant Deed”)
     This Warrant Deed is made as of June 21, 2007 between Titanium Asset Management Corp., a company incorporated under the laws of the State of Delaware, with its registered office at 16192 Coastal Highway, Lewes, Sussex, Delaware 19958 USA (the “Company”), and Capita Registrars (Jersey) Limited, a company incorporated under the laws of Jersey, with its registered office at Victoria Chambers, Liberation Square, 1/3 The Esplanade, St. Helier, Jersey (the “Warrant Agent”).
     Capitalised terms used but not defined in this Warrant Deed have the meanings given to them in the Offering Circular (defined below).
     WHEREAS, pursuant to an offering circular dated on or around the date hereof (the “Offering Circular”) the Company is engaged in an offering of units (“Units”) each comprised of one share of common stock, par value $0.0001 per share, in the share capital of the Company (the “Common Shares”) and one warrant (the “Warrants”), each Warrant evidencing the right of the holder thereof to purchase one Common Share for US$4.00, on the terms and subject to the conditions set forth in the Offering Circular and subject to adjustment as described herein; and
     WHEREAS the Company desires, for the benefit of the holders from time to time of the Warrants, the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and
     WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
     WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Deed.
     NOW, THEREFORE the Company and the Warrant Agent have executed as a Deed the following
1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Deed.
2. Warrants.
     2.1 Form of Warrant. Each certified Warrant shall be issued in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the chairman of the Company, any director of the Company or the company secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
     The Company shall not be required to issue to any person a Warrant certificate in respect of any uncertificated Warrant, but for the avoidance of doubt the terms and conditions set out herein shall continue to apply notwithstanding the fact that they are not endorsed upon a relevant certificate. The Company shall perform and observe the terms and conditions set out herein and the Warrants shall be held subject to the terms and conditions hereof, all of which shall be binding on the Company and the holders of the Warrants and all persons claiming through or under them respectively.
     2.2 Registration.
          2.2.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.
          2.2.2 Registered Holder. Prior to any due presentation for registration of the transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
     2.3 Trading of Securities. The Common Shares and the Warrants comprising the Units will be separately tradable from the date on which the Common Shares and Warrants are admitted to trading on AIM, a market operated by the London Stock Exchange plc (the date on which trading commences being the “Admission Date”).
     2.4 Uncertificated Warrants. The Company may permit title to the Warrants to be evidenced otherwise than by a certificate and to be transferred by means of a relevant system, provided that it first makes arrangements for the Warrants to become a security traded through such system. The Company may also, subject to compliance with the rules of any relevant system, determine that title to the Warrants may, from any date specified by the Company, no longer be evidenced otherwise than by a certificate and/or that title to the Warrants shall cease to be transferred by means of any particular relevant system.
     2.5 In relation to the Warrants once they are eligible, and for so long as they remain eligible, for trading through a relevant system, no provision of these terms and conditions shall apply or have effect to the extent that it is inconsistent in any respect with:
          2.5.1 the holding of Warrants in uncertificated form; or
          2.5.2 the transfer of title to Warrants by means of the relevant system.
     2.6 For so long as the Warrants are traded through a relevant system, Warrants may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the rules of such relevant system, and the Company shall record on the Warrant Register that the Warrants are held in certificated or uncertificated form as appropriate.
     3. Terms and Exercise of Warrants.
     3.1 Warrant Price. Each Warrant shall, when accompanied by the duly completed exercise notice substantially in the form set out in Exhibit B (the “Exercise Notice”), entitle the registered holder thereof, subject to the provisions of this Deed, to purchase from the Company the number of Common Shares stated therein, at the price of $4.00 per Common Share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Deed refers to the price per share at which Common Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may reduce (but not increase) the Warrant Price at any time prior to the Expiration Date (as defined in Section 3.2.2).

     3.2 Duration of Warrants. A Warrant may only be exercised during the period (the “Exercise Period”):
          3.2.1 commencing on the earlier of (i) the consummation by the Company of a business combination which either by itself or, when combined with all of the Company’s previous business combinations, has an aggregate transaction value equal to at least seventy per cent of the Trust Amount (as defined in the Offering Circular) (a “Qualified Business Combination”), and (ii) if one or more business combinations have occurred but a Qualified Business Combination has not occurred, the date that is 12 months from the Admission Date (or the date which is 18 months from the Admission Date if, within such 12 month period, the Company has signed a current, binding (but conditional, among other things, on the consent of its stockholders being given in special meeting) letter of intent, agreement in principle or a definitive agreement in respect of a proposed Qualified Business Combination); or (b) the deadline for consummating a Qualified Business Combination has been extended (the date by which such Qualified Business Combination has to occur following such extension being the “Extended Date”), in which case the relevant date shall be the Extended Date); and
          3.2.2 terminating at 5:00 p.m., New York City time on the earlier to occur of (i) the fourth anniversary of the Admission Date and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Deed (the “Expiration Date”).
          Except with respect to the right to receive the Redemption Price (as defined in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Deed shall automatically cease at the close of business on the Expiration Date. The Company in its sole discretion may extend (but not shorten) the Exercise Period.
     3.3 Exercise of Warrants.
          3.3.1 Payment. Subject to the provisions of the Warrant and this Warrant Deed, a Warrant may be exercised by the registered holder thereof by (i) if certified, surrendering it at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, with the Exercise Notice, duly executed, or, if uncertificated, by supplying to the Warrant Agent a properly authenticated dematerialised instruction in the form from time to time prescribed by the Directors that is addressed to the Company, is attributable to the system-member who is the holder of the Warrants concerned and that specifies (in accordance with the form prescribed by the Directors as aforesaid) the number of Warrants to be exercised; and in either case by paying in full, in lawful money of the United States, in cash, banker’s cheque or good bank draft payable to the order of the Company (or as otherwise provided in this Warrant Deed or otherwise agreed to by the Company), the Warrant Price for each full share of Common Shares as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Shares, and the issuance of the Common Shares.
In the event the Company has called the Warrants for redemption pursuant to Section 6 hereof, the registered holder may exercise its Warrant by payment of the Warrant Price pursuant to Section 3.3.1 above or, if the registered holder so elects, through a “cashless exercise” in which event the Company shall issue to the registered holder the number of Common Shares determined by:
X=Y*(A-B)/A)
where
X is the number of Common Shares to be issued to the registered holder;
Y is the number of Common Shares underlying the Warrant being exercised;
A is the Fair Market Value (as defined below) of the Common Shares; and

     B is the Warrant Price,
     provided however, that in the event the holder of a Warrant would be entitled, upon such “cashless exercise”, to receive a fractional interest in a Common Share, the Company shall, upon such exercise, round down to the nearest whole number the number of Common Shares to be issued to the registered holder.
The “Fair Market Value” of the Common Shares shall mean: (i) if the Common Shares are listed on AIM, the average of the reported last independent bid price of the Common Shares as reported by AIM for the ten (10) trading days ending on the third business day preceding the date in question; (ii) if the Common Shares are not listed on AIM but are listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Global Select Market, Nasdaq Capital Market or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the average of the reported last independent bid price of the Common Shares as reported by the exchange, Nasdaq or the NASD, as the case may be, for the ten (10) trading days ending on the third business day preceding the date in question; (iii) if the Common Shares are not listed on AIM, on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Global Select Market, Nasdaq Capital Market or the NASD OTC Bulletin Board (or successor exchange), but are traded in the residual over-the-counter market, the average of the reported last independent bid price of the Common Shares for the ten (10) trading days ending on the third business day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iv) if the fair market value of the Common Shares cannot be determined pursuant to sub-sections (i), (ii) or (iii) above, such price as the board of directors of the Company shall determine, in good faith.
          3.3.3 Issuance of Common Shares. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the aggregate Warrant Price, the Company shall issue to the registered holder of such Warrant the number of Common Shares to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a Warrant for the number of Common Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless the Company shall, in its sole reasonable discretion, be satisfied that the transfer procedures for purchasers and sellers have been followed, including, without limitation, its receipt of (i) a written certification from the holder that it is neither within the United States nor a U.S. person (as such term is defined in Regulation S of the Securities Act of 1933, as amended (the “Act”)) and the Warrant is not being exercised on behalf of a U.S. person, or (ii) in the case of a holder who cannot make the representation in (i), a written opinion of counsel in a form reasonably satisfactory to the Company to the effect that the Warrants and the securities to be delivered upon exercise thereof have been registered under the Act or are exempt from registration thereunder and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the registered holders reside. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.
          3.3.4 Valid Issuance. All Common Shares issued upon the proper exercise of a Warrant in conformity with this Warrant Deed shall be validly issued, fully paid and non-assessable.
          3.3.5 Date of Issuance. Each person in whose name any such certificate evidencing Common Shares is issued shall for all purposes be deemed to have become the holder of record of such Common Shares on the date on which such person’s name is entered into the register of members following the surrender of its Warrant(s) for exercise and payment of any Warrant Price having been made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and any payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such Common Shares at the close of business on the next succeeding date on which the share transfer books are open.

          3.3.6 AIM Admission. The Company shall notify the London Stock Exchange plc of the issue and allotment of Common Shares issued on the exercise from time to time of the Warrants and supply it with evidence of such issue and allotment and obtain its confirmation of admission of such Common Shares to trading on AIM, which notification shall be made, and confirmation obtained, immediately following the exercise of the Warrant. The Company agrees to do all such acts and things and execute and deliver all such agreements, documents and instruments as may be required to ensure the issue and allotment and admission of such Common Shares to trading on AIM.
     4. Adjustments.
     4.1 Share Dividends — Subdivisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Common Shares is increased by a share dividend payable in Common Shares, or by a subdivision of Common Shares, or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of Common Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Common Shares.
     4.2 Aggregation of Common Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of issued Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of Common Shares, or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued Common Shares.
     4.3 Adjustments in Exercise Price. Whenever the number of Common Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Common Shares so purchasable immediately thereafter.
     4.4 Replacement of Securities upon Reorganisation, etc. In case of any reclassification or reorganisation of the issued Common Shares (other than a change covered by Sections 4.1 or 4.2 hereof or that solely affects the par value of such Common Shares), or in the case of any merger, amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or merger (which shall not include amalgamation under U.S. law) in which the Company is the continuing corporation and that does not result in any reclassification or reorganisation of the outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganisation, merger, amalgamation or consolidation, or upon a dissolution following any such sale or transfer, that the. Warrant holder would have received if such Warrant holder had exercised his Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Common Shares covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganisations, mergers, amalgamations or consolidations, sales or other transfers.
     4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Common Shares to be issued upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Common Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
     4.6 No Fractional Common Shares. Notwithstanding any provision contained in this Deed to the contrary, the Company shall not issue fractional Common Shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Common Share, the Company shall, upon such exercise, round down to the nearest whole number the number of Common Shares to be issued to the Warrant holder.
     4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Common Shares as is stated in the Warrants initially issued pursuant to this Deed. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may reasonably deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
     5. Transfer and Exchange of Warrants.
     5.1 Registration of Transfer. Each Warrant held in certificated form will be registered and will be transferable by instrument of transfer in any usual or common form, or in any other form which may be approved by the Directors. Each Warrant held in uncertificated form will be registered and will be transferable in whole or in part by means of a relevant system in such manner provided for, and subject as provided in, the regulations and the rules of the relevant system and accordingly no paragraph of these terms and conditions shall apply in respect of such a Warrant to the extent that the paragraph requires or contemplates the effecting of a transfer by an instrument in writing and the production of a certificate for the Warrant to be transferred. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register.
     5.2 Procedure for Surrender of Certified Warrants. Subject to compliance with Section 3.3.3, the Certified Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall, subject to the Company’s satisfaction that, in its sole reasonable discretion, the transfer procedures for purchasers and sellers have been followed, issue in exchange therefore one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefore unless the transfer is pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act provided by Rule 144, Rule 144A or Regulation S under the Act (subject to such transferee making such representations in favor of the Company as the Company may deem advisable to ensure that such transfer is conducted pursuant to such an exemption from, or in a transaction not subject to, registration under the Act and in accordance with any applicable laws of any state in the U.S. and any other jurisdiction and, inter alia, agreement by the transferee to take such securities subject to customary transfer restrictions and appropriate legends), and in each case in accordance with applicable securities laws of each state of the U.S. and any other jurisdiction. The Company may request an opinion of counsel reasonably satisfactory to the Company that such transfer is to be effected in a transaction meeting the requirements of Regulation S under the Act or is exempt from registration.

     5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant certificate for a fraction of a Warrant.
     5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.
     5.5 Warrant Execution. The Warrant Agent is hereby authorized to deliver, in accordance with the terms of this Deed, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
     6. Redemption.
     6.1 Redemption. Subject to Section 6.4 hereof, all (but not less than all) of the then outstanding Warrants may be redeemed at the option of the Company with the prior written consent of Sunrise Securities Corp. (the “Placing Agent”), at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2., at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Shares equals or exceeds $8.50 per Common Share, on each of any twenty (20) trading days within a thirty (30) trading day period ending three business days prior to the date on which notice of redemption is given and the weekly trading volume of the Common Shares has been at least 800,000 Common Shares for each of the previous two calendar weeks. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of the Placing Agent.
     6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants with the prior written consent of the Placing Agent, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
     6.3 Exercise After Notice of Redemption. The Warrants may be exercised for cash or on a “cashless” basis in accordance with Section 3 of this Warrant Deed at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2. hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
     6.4 Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of the Placing Agent.
     7. Other Provisions Relating to Rights of Holders of Warrants.
     7.1 No Rights as Shareholder. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.
     7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor, and date as the Warrant Certificate so lost, stolen, mutilated, or destroyed. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant Certificate shall be at any time located or enforceable by anyone.
     7.3 Reservation of Common Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Deed.
     7.4 Listing of Common Shares. Upon exercise of the Warrants the Company will use its reasonable endeavors to ensure that Common Shares issued pursuant to such exercise are admitted to trading on such exchange as the Company’s Common Shares and/or Warrants are trading at that time.
     8. Concerning the Warrant Agent and Other Matters.
     8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Common Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Common Shares.
     8.2 Resignation, Consolidation, or Merger of Warrant Agent.
          8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ prior written notice to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the High Court of Justice in England for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing authorized to exercise the functions of the Warrant Agent pursuant to this Warrant Deed and shall be subject to supervision or examination by appropriate regulatory authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
          8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Shares not later than the effective date of any such appointment.
          8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Deed without any further act.

     8.3 Fees and Expenses of Warrant Agent.
          8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder (as more particularly set out in the off-shore registrar agreement between the Company and the Warrant Agent dated on or around the date hereof.
          8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Deed.
     8.4 Liability of Warrant Agent.
          8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Deed, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the chairman or deputy chairman of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Deed.
          8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, fraud, willful misconduct or bad faith provided that the aggregate liability of the Warrant Agent will be limited to the lesser of £1,000,000 (one million pounds) or an amount equal to ten (10) times the total annual fee payable to the Warrant Agent under the Registrar Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Deed except as a result of the Warrant Agent’s negligence, fraud, wilful misconduct or bad faith
          8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Deed or with respect to the validity or execution of any Warrant; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Deed or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Warrant Deed or any Warrant or as to whether any Common Shares will when issued be valid and fully paid and nonassessable.
     8.5 Acceptance of Appointment. The Warrant Agent hereby accepts the appointment as Warrant Agent as described in this Warrant Deed and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of the Common Shares through the exercise of Warrants.
     8.6 Waiver of Claims. The Warrant Agent hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies held in the trust established by the Company with Continental Stock Transfer and Trust Company, as trustee, pursuant to a trust agreement to be signed on or prior to the Admission Date (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, this Deed and will not seek recourse against such trust for any reason whatsoever.

     9. Miscellaneous Provisions.
     9.1 Successors. All the covenants and provisions of this Deed by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
     9.2 Notices. Any notice, statement or demand authorized by this Deed to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Titanium Asset Management Corp.
ComCenter at Lakewood Ranch
9040 Town Center Parkway
Suite 102
Bradenton
Florida 34202
Attn: The Chief Executive Officer
     Any notice, statement or demand authorized by this Warrant Deed to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Capita Registrars (Jersey) Limited
Victoria Chambers
Liberation Square
1 /3 The Esplanade
St. Helier
Jersey
Attn: Compliance Department
     with a copy in each case to:
Sunrise Securities Corp.
641 Lexington Avenue, 25th Floor
New York, New York 10022
Attn: Sheldon Goldman
     9.3 Applicable law. This Warrant Deed shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Warrant Deed or the negotiation, administration, performance or enforcement hereof.
     9.4 Persons Having Rights under this Deed. Nothing in this Warrant Deed expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 6.1, 6.4 and 9.2 hereof, the Placing Agent, any right, remedy, or claim under or by reason of this Warrant Deed or of any covenant, condition, stipulation, promise, or agreement hereof. The Placing Agent shall be deemed to be a third-party beneficiary of this Warrant Deed with respect to Sections 6.1, 6.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Deed shall be for the sole and exclusive benefit of the parties hereto (and the Placing Agent with respect to the Sections 6.1, 6.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants.
     9.5 Examination of the Deed. A copy of this Warrant Deed shall be available at all reasonable times at the office of the Warrant Agent, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.
     9.6 Counterparts. This Warrant Deed may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     9.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Deed and shall not affect the interpretation thereof.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, this Warrant Deed has been duly executed by the parties hereto as of the day and year first above written.

SIGNED by NIGEL WIGHTMAN, duly authorised, for and on behalf of TITANIUM ASSET MANAGEMENT CORP.	) ) )	/s/ Nigel Wightman

SIGNED by CAPITA REGISTRARS (JERSEY) LIMITED duly authorised, for and on behalf of CAPITA REGISTRARS (JERSEY) LIMITED	) ) )	/s/ Capita Registrars (Jersey) Limited
WARRANT DEED

EXHIBIT A
WARRANT CERTIFICATE FACE
Titanium Asset Management Corp.
(Incorporated under the laws of the State of Delaware pursuant to Delaware General Corporation Law)
Certificates Representing Warrants to subscribe for Common Shares at $4.00 per Common Share
ISIN:
CUSIP:
SEDOL:
This is to certify that:
Is/are the registered holder(s) of
Warrants to subscribe for fully paid Common Shares, having a par value of US$0.0001 fully paid in Titanium Asset Management Corp, subject to the certificate of incorporation and the bylaws of the Company and the deed under which the Warrants are constituted (the “Warrant Deed”). The exercise price of the Warrants is $4.00, subject to adjustment as described in the Warrant Deed, and the Warrants expire on June 21, 2011. The Warrant Deed can be viewed at Victoria Chambers, Liberation Square, 1/3 The Esplanade, St. Helier, Jersey. The Warrantholder is entitled to the benefit of and is bound by and is deemed to have knowledge of all the provisions of the Warrant Deed.
PRIOR TO INVESTING IN THE SECURITIES OR CONDUCTING ANY TRANSACTIONS IN THE SECURITIES, INVESTORS ARE ADVISED TO CONSULT PROFESSIONAL ADVISERS REGARDING THE RESTRICTIONS ON TRANSFER SUMMARIZED BELOW AND ANY OTHER RESTRICTIONS.
THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM

REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS WHICH REQUIRE THAT IN ADDITION TO ANY CERTIFICATIONS REQUIRED FROM A TRANSFEROR AS SET FORTH ON THE REVERSE OF THIS CERTIFICATE, PRIOR TO THE EXPIRATION OF A ONE-YEAR DISTRIBUTION COMPLIANCE PERIOD, THE TRANSFEREE CERTIFIES AS TO WHETHER OF NOT IT IS A U.S. PERSON WITHIN THE MEANING OF REGULATION S AND PROVIDES CERTAIN OTHER CERTIFICATIONS AND AGREEMENTS. PRIOR TO PERMITTING ANY TRANSFER, THE COMPANY MAY REQUEST AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS TO BE EFFECTED IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATIONS UNDER THE SECURITIES ACT OR IS EXEMPT FROM REGISTRATION.

Director	Director

No transfer of the warrants (or any portion thereof) comprised in this certificate can be registered until this certificate has been lodged with the
Company’s Registrars: Capita Registrars (Jersey) Limited, Victoria Chambers, Liberation Square, 1/3 The Esplanade,
St Helier, Jersey JE4 OFF
UK Transfer Agent: Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU

Warrant Certificate
REVERSE BOX
The common shares underlying this Warrant Certificate shall be held (pending exercise of this Warrant Certificate) subject to all the provisions of the certificate of incorporation and the bylaws the Company and any amendments thereto, a copy of each of which is on file at the registered office of the Company’s Registrar and made a part hereof as fully as though the provisions of said certificate of incorporation and bylaws were imprinted in full this Warrant Certificate, to all of which the holder of this Warrant Certificate, by acceptance hereof, assents and agrees to be bound. The Company will furnish without charge to each holder warrants (a “Holder") who so requests a copy of the certificate of incorporation and the bylaws of the Company.
In connection with any transfer of this Warrant Certificate to be consummated prior to such time as the Company shall have otherwise notified all Holders writing, the undersigned holder warrants certifies that (check one):

☐	(a) This Warrant Certificate is being transferred to the Company.

☐	(b) This Warrant Certificate is being transferred pursuant to an effective registration statement under the Securities Act and in accordance with any applicable laws of the United States and any state of the United States.

☐	(c) (i) This Warrant Certificate is being transferred in an offshore transaction not subject to the registration requirements of the Securities Act, by virtue of Regulation S thereunder; (ii) the offer of the warrants was not made to a person in the United States; (iii) (A) at the time the buy order was originated, the transferee was outside the United States or the Holder and any person acting on its behalf reasonably believed that the transferee was outside the United States or (B) the transaction is executed in, or through the facilities of the AIM Market operated by the London Stock Exchange plc, and neither the Holder nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States; (iv) the transferee is not a U.S. person (as defined in Regulation S) and is not purchasing for the account or benefit of a U.S. person; (v) no directed selling efforts have been made in contravention of the requirements of Regulation S; (vi) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; (vii) if applicable, in the case of a transfer by a Holder who is a dealer or a person receiving a selling concession, fee or other remuneration in connection with such transfer, such Holder has complied with the additional conditions set forth in Rule 904(b) of Regulation S, and (viii) the Holder has complied with all applicable additional requirements imposed by Rule 903 of Regulation S;

☐	(d) This Warrant Certificate is being transferred pursuant to an exemption from registration under the Securities Act in compliance with Rule 144, if applicable, under Securities Act and is in accordance with applicable US state securities laws and in relation to which the Holder has furnished to the Company an opinion to such effect from counsel of recognized standing in form and substance satisfactory to the Company prior to such offer, sale, pledge or transfer.

☐	(e) This Warrant Certificate is being transferred to a person whom the Holder reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A and is in accordance with applicable US state securities laws.
The Company may determine to extend or shorten the certification periods set forth above, or to modify the form of the certificates, or to require additional certifications and/or related documentation evidence an exemption from registration, in each case in accordance with applicable law.
The exercise of this Warrant Certificate must be in accordance with the procedures implemented by the Company to ensure that the warrants are not exercised in the U.S., and that the common shares underlying the warrants are not delivered within the United States upon exercise, other than in offerings in accordance with Regulation S, or unless registered under the Securities Act, or exempt from such registration. These procedures include delivery of an exercise notice. If you do not have a form of exercise notice, please contact the Transfer Agent.
The Transfer Agent shall not be obligated to register this Warrant Certificate in the name of any person other than the Holder thereof unless and until the conditions to any such transfer of registration set forth herein and on the face hereof shall have been satisfied.
Assignment and transfer of this Warrant Certificate shall not be effected by an endorsement on this certificate, but by execution delivery of a separate stock transfer form, which may be from the Company’s Transfer Agent.
Unless otherwise specified, terms used in this Warrant Certificate have the meanings set forth in Regulation S. Transferee and the Company are entitled to rely upon this certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

EXHIBIT B
Notice of Exercise

To:	The Directors
Titanium Asset Management Corp.
ComCenter at Lakewood Ranch
9040 Town Center Parkway
Suite 102
Bradenton
Florida 34202
I/We hereby exercise the rights to call for the issue to [me] [us] of [     ] Common Shares the subject of the [     ] Warrant(s) represented by this Certificate and attach hereto a banker’s draft/cheque for [     ]/attach my/our duly executed authority that you may deduct from the proceeds of any sale of the Common Shares referred to above which you might effect on my/our behalf the sum of [     ] (delete as appropriate), being the aggregate Subscription Price payable in respect thereof.
I/We hereby exercise the rights to call for the issue of [     ] Common Shares as set out above as a direct consequence of the solicitation by Sunrise Securities Corp.*
*   PLEASE TICK BOX IF APPLICABLE  ☐  OR DELETE IF NOT APPLICABLE
I/We agree that such Common Shares are accepted subject to the Bylaws and Certificate of Incorporation.
Signed:
Full Name:
Address: